SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

INVITROGEN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 7, 2007

Dear Stockholder:

This year’s Annual Meeting of Stockholders will be held on April 19, 2007 at 8:00 a.m. local time, at the offices of the Company, 5781 Van Allen Way, Carlsbad, California 92008. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

After reading the Proxy Statement, please make sure to vote your shares by promptly dating, signing, and returning the enclosed proxy card, voting telephonically or electronically as described on page 2 of the enclosed Proxy Statement, or attending the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders are important.

A copy of our 2006 Annual Report is also enclosed.

I look forward to seeing you at the annual meeting.

Very truly yours,

Gregory T. Lucier

Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 19, 2007

To our Stockholders:

The Annual Meeting of Stockholders of Invitrogen Corporation (the “Company”), will be held on April 19, 2007, at 8:00 a.m. local time, at the offices of the Company, 5781 Van Allen Way, Carlsbad, California 92008, for the following purposes:

1.	To elect three Class II directors, each to hold office for a three-year term and until his respective successor is elected and qualified, and to elect one Class I director, to hold office for a two-year term and until his successor is elected and qualified. The Board of Directors has nominated the following persons for election as Class II directors at the meeting: Bradley G. Lorimier, Raymond V. Dittamore, and David C. U’Prichard, Ph.D. In addition, the Board of Directors has nominated Per A. Peterson, Ph.D., for election as a Class I director at the meeting.

2.	To consider a proposal to ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the Company’s fiscal year ending December 31, 2007.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on February 27, 2007, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of the stockholders of record on February 27, 2007, will be available at our principal offices for examination during ordinary business hours by any stockholder for any purpose relating to the meeting.

By Order of the Board of Directors,

John A. Cottingham

Senior Vice President, General Counsel & Secretary

Carlsbad, California

March 7, 2007

IMPORTANT: Please promptly fill in, date, sign and return the enclosed proxy card in the accompanying pre-paid envelope, or vote telephonically or electronically, to ensure that your shares are represented at the meeting. You may revoke your proxy before it is voted. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

i

ii

Invitrogen Corporation

1600 Faraday Ave.

Carlsbad, California 92008

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is being solicited by the Board of Directors of Invitrogen Corporation (the “Company”) and contains information related to the Annual Meeting of Stockholders to be held April 19, 2007, at 8:00 a.m. local time, or any adjournment or postponement thereof, for the purposes described in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of the Company, 5781 Van Allen Way, Carlsbad, California 92008. This Proxy Statement was filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2007, and the approximate date on which the Proxy Statement and the accompanying form of proxy were first sent or given to stockholders was March 15, 2007.

Invitrogen will bear the cost of soliciting proxies. We may solicit stockholder proxies by mail through our regular employees, and may request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have Invitrogen stock registered in their names and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting that is attached to this Proxy Statement. These matters include the election of directors and the ratification of the reappointment of Ernst & Young LLP as our independent auditors. In addition, management will report on Invitrogen’s performance during 2006 and will respond to questions from our stockholders. The Annual Report for the fiscal year ended December 31, 2006, is enclosed with this Proxy Statement.

Who is entitled to vote at the meeting?

Only stockholders of record as of the close of business on the record date, February 27, 2007, will be entitled to vote the shares of Invitrogen stock they held on the record date at the Annual Meeting. As of the close of business on the record date, there were 47,067,113 shares of Common Stock outstanding and entitled to vote.

Stockholders may vote in person or by proxy. Each holder of shares of Invitrogen Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. Invitrogen’s bylaws provide that a majority of all of the outstanding shares of stock entitled to vote, whether present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

How do I vote?

Voting by completing the proxy card.    If you properly complete and sign the enclosed proxy card and return it as instructed on the proxy card, it will be voted as you direct. If you hold your shares in your name and you attend the meeting, you may deliver your completed proxy card in person. If you hold your shares in “street name” through a brokerage or other nominee, you will need to obtain a proxy card from the institution that holds your shares.

All shares represented by a proxy will be voted, and where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If you do not indicate a choice on the proxy card, the shares will be voted in favor of the election of the nominees for director contained in this Proxy Statement, in favor of ratifying Ernst & Young LLP as independent auditors for the Company for 2007 and, in the discretion of the proxy holders, on any other matter that comes before the meeting.

Once you have given your proxy, you may revoke it at any time prior to the time it is voted, by delivering to the Secretary of the Company at the Company’s principal offices either a written document revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. Merely attending the Annual Meeting will not, by itself, revoke a proxy.

Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. “Broker non-votes” are shares held by brokers or nominees who are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. The effect of broker non-votes and abstentions on the specific items to be brought before the Annual Meeting is discussed under each item.

Voting via the Internet or by telephone.    If you vote via the Internet, you should be aware that there may be incidental costs associated with electronic access, such as your usage charges from your Internet access providers and telephone companies, for which you will be responsible. You may vote your shares telephonically by calling the telephone number referenced on the enclosed voting form. Alternatively, you may vote via the Internet by visiting www.proxyvote.com and following the instructions on your screen.

How do I vote my 401(k) shares?

If you participate in the Invitrogen 401(k) Savings and Investment Plan you may vote the shares of the Company’s common stock (“Common Stock”) in your account as of the record date. If you wish to vote those shares, you must complete the enclosed proxy card and return it in the envelope provided by April 18, 2007.

If you do not complete and return your proxy card prior to April 18, 2007, Fidelity Management Trust Company, the Plan trustee, will vote the shares in your account. You may revoke instructions to the trustee by giving it written notice of revocation or a later dated written voting instruction by April 18, 2007.

STOCK OWNERSHIP

How much stock is held by the Company’s directors, executive officers and largest stockholders?

The following table sets forth information as of February 27, 2007, regarding the beneficial ownership of the Company’s Common Stock by (i) each person known by us to own beneficially more than five percent of our outstanding Common Stock; (ii) each director and nominee for election as a director; (iii) each executive officer named in the Executive Summary Compensation Table; and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed. Except as otherwise indicated, the address for each beneficial owner is c/o Invitrogen Corporation, 1600 Faraday Avenue, Carlsbad, California 92008.

Stock Ownership Table

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percentage of Common Stock
Perry Corp.(2)	5,300,000	11.3%
Gregory T. Lucier(3)	792,711	1.7%
David F. Hoffmeister(4)	134,392	*
John D. Thompson(5)	135,488	*
Benjamin E. Bulkley(6)	23,349	*
Jay M. Short, Ph.D. (7)(17)	83,000	*
Claude D. Benchimol(8)	128,625	*
Bradley G. Lorimier(9)(17)	70,100	*
Donald W. Grimm(10)(17)	70,000	*
Raymond V. Dittamore(11)(17)	58,606	*
Balakrishnan S. Iyer(12)(17)	38,000	*
Ronald A. Matricaria(13)(17)	36,000	*
David C. U’Prichard, Ph.D.(14)(17)	29,000	*
W. Ann Reynolds, Ph.D.(15)(17)	20,343	*
Per A. Peterson, Ph.D. (16)(17)	92	*
All Directors and Section 16 Executive Officers as group Total	1,957,803	4.2%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Percentage of beneficial ownership is based on the number of shares of Common Stock outstanding as of February 27, 2007. Shares of Common Stock issuable upon conversion of convertible notes, or the exercise of options or warrants currently exercisable, or exercisable within 60 days after February 27, 2007, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other persons.

(2)	The address for Perry Corp. is 767 Fifth Avenue, New York, NY 10153-0023. Based on a Schedule 13G/A filed by Perry Corp. with the SEC on December 7, 2006, Richard C. Perry, as sole stockholder and President of Perry Corp., has sole power to vote or direct the voting of the shares owned by Perry Corp.

(3)	Consists of 68,649 shares owned directly by Mr. Lucier, and 724,062 shares Mr. Lucier may acquire upon the exercise of stock options.

(4)	Consists of 1,892 shares owned directly by Mr. Hoffmeister, and 132,500 shares Mr. Hoffmeister may acquire upon the exercise of stock options.

(5)	Consists of 4,575 shares owned directly by Mr. Thompson and 130,913 shares Mr. Thompson may acquire upon the exercise of stock options.

(6)	Consists of 20,224 shares owned directly by Mr. Bulkley, and 3,125 shares Mr. Bulkley may acquire upon the exercise of stock options.

(7)	Consists of 5,000 shares owned directly by Dr. Short, 2,000 shares of restricted stock, and 76,000 shares Dr. Short may acquire upon the exercise of stock options.

(8)	Consists of 20,875 shares owned directly by Dr. Benchimol, and 107,750 shares Dr. Benchimol may acquire upon the exercise of stock options.

(9)	Consists of 4,100 shares owned directly by Mr. Lorimier, 2,000 shares of restricted stock, and 64,000 shares Mr. Lorimier may acquire upon the exercise of stock options.

(10)	Consists of 1,000 shares owned directly by Donald W. Grimm and 3,000 shares owed by Donald and Kathryn A. Grimm, Trustees, the Grimm Family Trust dated January 31, 1986, 2,000 shares of restricted stock, and 64,000 shares Mr. Grimm may acquire upon the exercise of stock options.

(11)	Consists of 2,000 shares owned directly by a family trust in which Mr. Dittamore has a beneficial interest, 2,000 shares of restricted stock, 606 shares owned as Deferred Stock Units, and 54,000 shares that Mr. Dittamore may acquire upon the exercise of stock options.

(12)	Consists of 2,000 shares owned directly by Mr. Iyer, 2,000 shares of restricted stock, and 34,000 shares that Mr. Iyer may acquire upon the exercise of stock options.

(13)	Consists of 10,000 shares owned directly by Mr. Matricaria, 2,000 shares of restricted stock, and 24,000 shares that Mr. Matricaria may acquire upon the exercise of stock options.

(14)	Consists of 3,500 shares owned directly by Dr. U’Prichard 2,000 shares of restricted stock, and 23,500 shares that Dr. U’Prichard may acquire upon the exercise of stock options.

(15)	Consists of 2,808 shares owned directly by Dr. Reynolds, 2,192 shares of restricted stock, and 15,343 shares that Dr. Reynolds may acquire upon the exercise of stock options.

(16)	Consists of 12 shares of restricted stock, and 80 shares that Dr. Peterson may acquire upon the exercise of stock options.

(17)	Disclosures with respect to the stock ownership guidelines for each Director are set forth in the section titled “Director Compensation” below.

Securities Authorized for Issuance Under Equity Compensation Plans

Information about Invitrogen’s equity compensation plans at December 31, 2006 is as follows (shares in thousands)(1):

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance		Weighted Average Remaining Contractual Life in Years
Equity compensation plans approved by stockholders(2)	6,619	$54.34	3,869	(4)	7.2
Equity compensation plans not approved by stockholders(3)	786	38.57	—		—

Total	7,406	$57.14	3,869		7.2

(1)	All option plans as of December 31, 2006, including the 1997 Invitrogen Corporation Stock Option Plan, the Invitrogen Corporation 2001 Stock Incentive Plan and the Invitrogen Corporation 2002 Stock Incentive Plan, have been frozen. Grants will no longer be made from such plans, as they have been replaced by the Invitrogen Corporation 2004 Equity Incentive Plan.

(2)	Consists of the Invitrogen Corporation 1998 Employee Stock Purchase Plan and seven stock option plans: the 1995 and 1997 Invitrogen Corporation Stock Option Plans, the 1996 and 1998 NOVEX Stock Option/Stock Issuance Plans, the Life Technologies 1995 and 1997 Long-Term Incentive Plans, and the Invitrogen Corporation 2004 Equity Incentive Plan.

(3)	Represents the 2000 Invitrogen Corporation Stock Option Plan, the Invitrogen Corporation 2001 and 2002 Stock Incentive Plans, and options granted to Invitrogen’s Chief Executive Officer. Stock options under the Invitrogen Corporation 2001 and 2002 Stock Incentive Plans were assumed as part of the Molecular Probes acquisition in August 2003. At December 31, 2006, these two assumed plans collectively total 56,091 shares to be issued upon exercise of outstanding options at a weighted average exercise price of $11.85, with none available for future issuance. Pursuant to an employment agreement with its Chief Executive Officer, an option to purchase 675,000 shares of Invitrogen’s Common Stock is included in this amount; of which options none have been exercised as of December 31, 2006.

(4)	Includes 483,685 shares reserved for issuance under the Invitrogen Corporation 1998 Employee Stock Purchase Plan.

The material features of the 2000 Invitrogen Corporation Stock Plan (the “2000 Plan”) are set forth below. Only employees or consultants of the Company are eligible to receive awards under the 2000 Plan. The 2000 Plan provide for the award of stock options, which typically provide for 100% vesting after four years of service. The 2000 Plan provides that no option may be granted with an exercise price less than fair market value on the date of grant, except as allowed by Section 424(a) of the Internal Revenue Code of 1986, as amended. Upon a change in control, the vesting and exercisability of all outstanding awards under the 2000 Plan is 100% accelerated only to the extent an acquiring entity does not assume such outstanding awards.

The material features of the 2001 and 2002 Stock Incentive Plans are identical. Only employees, consultants or directors of the Company who were hired after the closing of the Molecular Probes acquisition in August of 2003, or any such individuals who were previously employed by Molecular Probes, were eligible to receive awards under the assumed plans. The assumed plans provide for the award of either stock options or restricted stock. These plans typically provide for 100% vesting after four years of service. The plans provide that options, other than incentive stock options, may be granted with exercise prices less than fair market value on the date of grant, although the Company has never granted any options with an exercise price lower than fair market value. Upon a change in control, the vesting and exercisability of all outstanding awards under the plans are 100% accelerated only to the extent an acquiring entity does not assume such outstanding awards.

The material terms of the CEO Option described in Footnote 3 to the table above are: (i) an exercise price of $38.01, (ii) half of the option shares vested on the two-year anniversary of the option grant and the remaining half of the shares vest on the four-year anniversary of the option grant date, (iii) upon a change in control the CEO Option fully vests, (iv) upon the CEO’s death or disability the CEO Option shall become vested in an amount which would reflect an additional twelve months of service by the CEO, and (v) upon the CEO’s termination without cause or termination for good reason, the CEO Option shall become vested in an amount which would reflect an additional eighteen months of service by the CEO.

ELECTION OF DIRECTORS

The Company has a classified Board of Directors currently consisting of one Class I director (Per A. Peterson, Ph.D.) who will serve until this 2007 Annual Meeting of Stockholders, two Class I directors (Gregory T. Lucier and Donald W. Grimm) who will serve until the 2009 Annual of stockholders, three Class II directors (Bradley G. Lorimier, Raymond V. Dittamore, and David C. U’Prichard, Ph.D.) who will serve until the 2007 Annual Meeting of stockholders, and four Class III directors (Balakrishnan S. Iyer, Ronald A. Matricaria, W. Ann Reynolds, Ph.D., and Jay M. Short, Ph.D) who will serve until the 2008 Annual Meeting of stockholders, and in each case until their respective successors are duly elected and qualified. Except for Dr. Peterson, who, if elected, would serve for a term of two years, directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting, or a shorter term to fill a vacancy in another class of directors.

The nominee for election at the 2007 Annual Meeting of Stockholders to fill one Class I position on the Board of Directors is Per A. Peterson, Ph.D., and the nominees to fill the three Class II positions on the Board of Directors are Bradley G. Lorimier, Raymond V. Dittamore, and David C. U’Prichard, Ph.D. If elected, the nominee for the Class I position will serve as director until the Annual Meeting of stockholders in 2009, and the nominees for the Class II positions will serve as directors until the Annual Meeting of stockholders in 2010, and in each case until their successors are elected and qualified. If a quorum is present and voting at the meeting, the nominee for the Class I position will be elected Class I director if he receives the highest number of votes, and the three nominees for Class II director receiving the highest number of votes will be elected Class II directors.

The following information relates to the nominees listed above and to the Company’s other directors whose terms of office will extend beyond the 2007 Annual Meeting of Stockholders.

Nominees for election at the 2007 Annual Meeting of Stockholders

Class I

(Term Ends 2009)

Per A. Peterson, Ph.D. (age 62)	A Director appointed in February of 2007, Dr. Peterson recently retired as Chairman, Research & Development, at Johnson & Johnson, and was a member of the Executive Committee of Johnson & Johnson. Dr. Peterson joined Johnson & Johnson in 1994 as Vice President, Drug Discovery, of the R.W. Johnson Pharmaceutical Research Institute. He was named Group Vice President of the Pharmaceutical Research Institute in April 1998 and its President in November 1998. In 2000, Dr. Peterson was named Chairman, Research & Development, Pharmaceuticals Group. Dr. Peterson became a Member of the Executive Committee in 2001. Born in Kalmar, Sweden, Dr. Peterson received his B.M. in Medicine and his Ph.D. in Medicinal Biochemistry from the University of Uppsala, Sweden.

The Board of Directors recommends a vote “For” the nominee named above.

Class II

(Term Ends 2007)

Bradley G. Lorimier (age 61)	Mr. Lorimier has been a Director of Invitrogen since November 1998. From March 1994 to June 1997, Mr. Lorimier served as Senior Vice President, Business Development and Director of Human Genome Sciences, Inc., a biotechnology company. He was a director of Matrix Pharmaceutical, Inc., from December 1997 to March 2002, and is currently a director of Avalon Pharmaceuticals, Inc., as well as several private companies. Mr. Lorimier received his B.S. in Biology from the University of Illinois.

Raymond V. Dittamore (age 63)	A Director since July 2001, Mr. Dittamore also serves as a director of Gen-Probe Incorporated, Digirad Corporation, and QUALCOMM Incorporated. In June 2001, Mr. Dittamore retired as a partner of Ernst & Young after thirty-five years of service. He brings to the Board of Directors over three decades of public accounting experience, primarily serving companies in the life sciences industry. Mr. Dittamore received his B.S. from San Diego State University.

David C. U’Prichard, Ph.D. (age 58)	A venture partner with Apax Partners, Inc., Care Capital LLC, and Red Abbey Venture Partners, and President, Druid Consulting LLC. From 1999-2003, Dr. U’Prichard was Chief Executive Officer of 3-Dimensional Pharmaceuticals, Inc. From 1997 to 1999 Dr. U’Prichard served as President, Chairman, Research & Development of Smithkline Beecham Pharmaceuticals, Inc. In addition, Dr. U’Prichard is a member of the board of directors of CoGenesys, Inc. and Cyclacel Pharmaceuticals, Inc. Dr. U’Prichard holds a B.S. from the University of Glasgow and a Ph.D. in Pharmacology from the University of Kansas.

The Board of Directors recommends a vote “For” the nominees named above.

Directors Continuing in Office

Class I

(Term Ends 2009)

Gregory T. Lucier (age 42)	Gregory T. Lucier has served as Chief Executive Officer of Invitrogen and a member of its Board of Directors since May 2003. In April 2004, he was appointed Chairman of the Board of Directors. From June 2000 to May 2003, Mr. Lucier was the President and Chief Executive Officer of General Electric (GE) Medical Systems Information Technologies. Mr. Lucier was named a corporate officer of GE in 1999 by that company’s board of directors and served in a variety of leadership roles during his career at GE, including Vice President of Global Services, GE Medical Systems. Mr. Lucier is currently a board member of Biotechnology Industry Organization (BIO) and serves on BIO policy subcommittees. He is also a board member of the Burnham Research Institute, a director of BIOCOM and is actively involved at San Diego State University as a distinguished lecturer. He received his B.S. in Engineering from Pennsylvania State University and an M.B.A. from Harvard Business School.

Donald W. Grimm (age 65)	A Director since June 1998. Mr. Grimm has been a director of Hamilton BioVentures, LLC, since August 2001. Since June 1995 he has served as Chairman and President of Strategic Design LLC, a strategic planning and consulting company. Mr. Grimm retired from Eli Lilly & Company, a research-based pharmaceutical company, in December 1993 after 23 years of service. Mr. Grimm held positions at Eli Lilly as Director of Worldwide Pharmaceutical Pricing, Director of Pharmaceutical Market Research, and Director of Sales. Following these assignments, Mr. Grimm was President and CEO of Hybritech, Inc., a wholly owned subsidiary of Lilly. In addition, he is currently a director of several private companies. Mr. Grimm received his B.S. in Pharmacy and his M.B.A. from the University of Pittsburgh.

Directors Continuing in Office

Class III

(Term Ends 2008)

Balakrishnan S. Iyer (age 50)	The Presiding Director from April 21, 2004 to April 2006, Mr. Iyer has been a Director of Invitrogen since July 2001. He is currently a director of Conexant Systems, Inc., Skyworks Solutions, Inc., Power Integrations, Inc., IHS Inc., and Qlogic Corporation. From October 1998 until June 2003, Mr. Iyer was Senior Vice President and Chief Financial Officer of Conexant Systems, Inc. Mr. Iyer previously served as Senior Vice President and Chief Financial Officer of VLSI Technology Inc., where he was responsible for all worldwide financial functions, information technology and strategic planning. During his career, he has held a variety of other key management positions, including Finance Director and Group Controller for a $1 billion business at Advanced Micro Devices. Mr. Iyer received his B.S. in Mechanical Engineering from the Indian Institute of Technology, Madras and his M.S. in Industrial Engineering from the University of California, Berkeley. Mr. Iyer also received an M.B.A. in Finance from the Wharton School.

Ronald A. Matricaria (age 64)	A Director since July 2004. Mr. Matricaria is the former Chairman and Chief Executive Officer of St. Jude Medical, Inc. Mr. Matricaria spent 23 years with Eli Lilly and Company, Inc., serving in several leadership roles. His last position was Executive Vice President of the Pharmaceutical Division of Eli Lilly and Company and President of its North American operations. He also served as President of Eli Lilly International Corporation. In 2002, he was recognized by the medical device industry with a lifetime achievement award. In addition, Mr. Matricaria is a member of the board of directors of Hospira, Inc. and Volcano Therapeutics, Inc., and is Trustee Emeritus of the University of Minnesota Foundation. Mr. Matricaria holds a bachelors degree from the Massachusetts College of Pharmacy and was awarded an honorary doctorate degree in Pharmacy in recognition of his contributions to the practice of pharmacy.

W. Ann Reynolds, Ph.D. (age 69)

Dr. W. Ann Reynolds has been a member of the board since February 9, 2005. Dr. Reynolds is the former President of the University of Alabama at Birmingham. She retired as Director, Center for Community Outreach and Development, The University of Alabama at Birmingham in 2003. Prior to joining The University of Alabama at Birmingham as President in 1997, Dr. Reynolds served as Chancellor of the City University of New York, where she was responsible for the 21 colleges and professional schools that comprised that system. Prior to that, Dr. Reynolds was the Chancellor of the California State University system, chief academic officer of Ohio State University and associate vice chancellor for research and dean of the graduate college of the University of Illinois Medical Center. Earlier in her career, she held appointments as professor of anatomy, research professor of obstetrics and gynecology, and acting associate dean for academic affairs at the University of Illinois College of Medicine.

A native of Kansas, Dr. Reynolds holds a masters degree and a Ph.D. in Zoology from the University of Iowa, as well as a bachelor’s degree in Biology from Emporia State University, Kansas. She was a National Science Foundation Predoctoral Fellow and an honorary Woodrow Wilson Fellow. Dr. Reynolds is a director of Abbott Laboratories, Humana Inc., Owens Corning and the Champaign-Urbana News Gazette.

Jay M. Short, Ph.D. (age 48)	A Director of Invitrogen since February 1995, Dr. Short is currently the President and Chairman of the E.O. Wilson Biodiversity Foundation. Dr. Short is also a founder of Diversa Corporation, and served as Chief Technology Officer and Director of the company since its inception in 1994. He assumed the additional roles of President in 1998 and Chief Executive Officer in 1999. Prior to joining Diversa Corporation, Dr. Short served as President of Stratacyte, Inc. and Vice President of Research and Development and Operations for Stratagene Cloning Systems, both molecular biology companies. Dr. Short also serves as a director for Senomyx, Inc., Anaptys Biosciences, Inc. and Nventa Biopharmaceuticals. Dr. Short received his B.A. in Chemistry from Taylor University and his Ph.D. in Biochemistry from Case Western Reserve University.

How often did the Board meet during 2006?

During the fiscal year ended December 31, 2006, the Board of Directors held eleven meetings. Each director serving on the Board of Directors in fiscal year 2006 attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served. The Board meets in Executive Session, without any members of management present, at each regularly scheduled meeting of the Board of Directors. The independent directors elect a Presiding Director annually. Balakrishnan Iyer served as the Presiding Director from April 21, 2006 until April 2007, and Donald Grimm has served as the Presiding Director since April 2006. The Presiding Director presided at each Executive Session in 2006.

What is the Company’s policy regarding attendance by the Board of Directors at the Annual Meeting of Stockholders?

Members of the Board are strongly encouraged to attend the 2007 Annual Meeting of Stockholders. At the 2006 Annual Meeting of Stockholders, all ten of the incumbent directors were present.

What committees has the Board of Directors established?

The Board of Directors has established an Audit Committee, a Compensation and Organizational Development Committee, a Governance and Nominating Committee, and a Science and Technology Committee. Each committee operates under a written charter approved by the Board of Directors. The charters of the Audit Committee, the Compensation and Organizational Development Committee, the Governance and Nominating Committee, and the Science and Technology Committee are available on the Company’s website at http://www.invitrogen.com. The Audit Committee consists of Mr. Dittamore, Mr. Iyer, and Mr. Grimm, and Mr. Dittamore serves as the Chairman. The Compensation and Organizational Development Committee consists of Mr. Lorimier, Mr. Matricaria, Dr. Reynolds and Dr. U’Prichard, and Mr. Lorimier serves as the Chairman. The Governance and Nominating Committee consists of Mr. Matricaria, Mr. Iyer and Mr. Dittamore, and Mr. Matricaria serves as the Chairman. The Science and Technology Committee consists of Dr. U’Prichard, Dr. Reynolds, Mr. Lorimier, Dr. Short, Dr. Peterson, and Dr. U’Prichard serves as the Chairman.

Audit Committee.    The Audit Committee’s function is to review with our independent auditors and management the annual financial statements and independent auditors’ opinion, review and maintain direct oversight of the plan, scope and results of the audit by the independent auditors, review and approve all professional services performed and related fees charged by the independent auditors, be solely responsible for the retention or replacement of the independent auditors, and monitor the adequacy of the Company’s accounting and financial policies, controls, and reporting systems. During 2006, the Audit Committee held seven meetings.

The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rule of the National Association of Securities Dealers, Inc. (“NASD”) that governs audit committee composition, including the requirement that audit committee members all be “independent directors”

as that term is defined by NASD Rule 4200 (a)(15) and the definition of “independent” under the Sarbanes-Oxley Act of 2002. Additionally, the Company certifies that it has, and will continue to have, at least one member of the Audit Committee that is defined as an “audit committee financial expert” in accordance with Section 407 of the Sarbanes-Oxley Act with past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Currently, the Board has determined that Raymond V. Dittamore and Balakrishnan S. Iyer are “audit committee financial experts.”

Compensation and Organizational Development Committee.    The functions of the Compensation and Organizational Development Committee in 2006 included providing guidance to management and assisting the Board of Directors in matters relating to the compensation of the Chief Executive Officer and senior executives, the organizational structure of the Company, the Company’s compensation and benefits programs, the Company’s succession, retention and training programs, and such other matters that have a direct impact on the success of our human resources. During 2006, the Compensation and Organizational Development Committee held six meetings.

The Board of Directors and the Compensation and Organizational Development Committee believe that the Compensation and Organizational Development Committee’s current member composition satisfies the rule of the NASD that governs committee composition, including the requirement that committee members all be “independent directors” as that term is defined by NASD Rule 4200 (a)(15) and the definition of “independent” under the Sarbanes-Oxley Act of 2002.

The Governance and Nominating Committee.    The functions of the Governance and Nominating Committee include leading any searches for new Board of Director candidates, reviewing and making recommendations to the Board regarding director compensation, and making recommendations to the Board regarding director nominees to be put forth by the Board at each annual meeting of stockholders. In addition, the area of corporate governance has taken on increasing importance in the creation and preservation of shareholder value. Therefore, the Governance and Nominating Committee focuses on core processes that the Board and its committees utilize to carry out their responsibilities, including fundamental issues such as how decisions are made. During the year ended December 31, 2006, the Governance and Nominating Committee held six meetings.

The Governance and Nominating Committee will consider for inclusion in its nominations of new directors those nominees recommended by stockholders who have held at least 1% of the outstanding voting securities of the Company for at least one year. Board candidates referred by such stockholders will be considered on the same basis as Board candidates referred from other sources. Any stockholder who wishes to recommend for the Governance and Nominating Committee’s consideration a prospective nominee to serve on the Board of Directors may do so by giving the candidate’s name and qualifications in writing to the Company’s Secretary at the following address: 1600 Faraday Avenue, Carlsbad, CA 92008.

The Board of Directors and the Governance and Nominating Committee believe that the Governance and Nominating Committee’s current member composition satisfies the rule of the NASD that governs committee composition, including the requirement that committee members all be “independent directors” as that term is defined by NASD Rule 4200 (a)(15) and the definition of “independent” under the Sarbanes-Oxley Act of 2002.

The Science and Technology Committee.    The Science and Technology Committee examines management’s direction and investment in the Company’s research and development and technology initiatives. The Science and Technology Committee functions as a broadly knowledgeable and objective group of scientists and non-scientists to consider and report periodically to the Board on matters relating to the investment in the Company’s research and development and technology initiatives. The Science and Technology Committee’s actions are generally related to high-level policy and strategy. The administration of the research and development function remains the responsibility of management. During the year ended December 31, 2006, the Science and Technology Committee held five meetings.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board in its general oversight of Invitrogen’s financial reporting, internal controls and audit functions. As described in the Audit Committee Charter, which is available at the Company’s website, http://www.invitrogen.com, the Committee has oversight responsibilities to stockholders, potential stockholders, the investment community, and other stakeholders related to the:

•	integrity of the Company’s financial statements;

•	financial reporting process;

•	systems of internal accounting and financial controls;

•	performance of the Company’s internal audit function and independent auditors;

•	independent auditor’s qualifications and independence; and

•	compliance with ethics policies and legal and regulatory requirements.

The Audit Committee is composed solely of independent directors as defined by the listing standards of National Association of Securities Dealers, Inc.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, the Company’s independent auditors. Management is responsible for the preparation, presentation and integrity of Invitrogen’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

During 2006, the Audit Committee provided oversight and advice to management relating to management’s assessment of the adequacy of Invitrogen’s internal control over financial reporting in accordance with the requirements of the Sarbanes-Oxley Act of 2002. The Committee received periodic updates from management and Ernst & Young LLP relating to such assessment. The Audit Committee held regular private sessions with Ernst & Young LLP to discuss their audit plan for the year, the results of their quarterly reviews, and the annual audit. At the conclusion of the process, the Audit Committee reviewed a report from management on the effectiveness of the Company’s internal control over financial reporting. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.

The Audit Committee provided oversight and guidance to members of management, including the General Counsel, Director of Internal Audit (who reports to the Committee), and Director of Compliance on the Company’s policies and procedures relating to risk assessment and risk management and on the legal and regulatory compliance programs. The Committee received periodic reports on these matters throughout the year.

The Committee met on seven occasions in 2006, including five regular meetings and two special meetings. The Committee met privately with each of Ernst & Young LLP, the internal auditor, and the Chief Financial Officer at each regular meeting.

Invitrogen has an internal audit department that reports directly to the Audit Committee. The Audit Committee reviews and approves the internal audit plan and receives regular updates on internal audit activity. Updates include discussion of results and findings by the internal audit team, follow up, staffing level of the internal audit function, and assessment of internal controls and risk of fraud.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Ernst & Young LLP their firm’s independence. In addressing the quality of management’s accounting judgments, the Audit Committee asked for management’s representations and reviewed certifications prepared by the CEO and CFO that the unaudited quarterly and audited consolidated financial statements of the Company fairly present, in all material respects, the financial condition and results of operations of the Company.

Based on the review of the consolidated financial statements and discussions with and representations from management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Invitrogen’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all non-audit services to be provided by Invitrogen’s outside auditors, Ernst & Young LLP. In addition, the Audit Committee pre-approves all audit and audit related services provided by Ernst & Young LLP. The Audit Committee has delegated to its Chairman the ability to pre-approve non-audit services. Such pre-approval is later reported to the Audit Committee. A further discussion of the fees paid to Ernst & Young LLP for audit and non-audit expenses is included below under the heading “PRINCIPAL ACCOUNTING FEES AND SERVICES.” Although the Audit Committee has the sole authority to appoint independent auditors, the Audit Committee is continuing its long-standing practice of recommending that the Board ask the stockholders to ratify the appointment at the Annual Meeting.

AUDIT COMMITTEE

Raymond V. Dittamore, Chair

Donald W. Grimm

Balakrishnan S. Iyer

PRINCIPAL ACCOUNTING FEES AND SERVICES

In connection with the audit of the 2006 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP has performed audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table sets forth the aggregate fees agreed to by the Company for the annual and statutory audits for the fiscal years ended December 31, 2006 and 2005, and all other fees paid by the Company during 2006 and 2005 to its principal accounting firm, Ernst & Young LLP:

	For the Years Ended December 31,
(in thousands)	2006	2005
Audit Fees	$2,969	$2,418
Audit-Related Fees	392	317
Tax Fees	273	435
All Other Fees	0	0

Total	$3,634	$3,170

The Audit Committee has determined that the rendering of all non-audit services by Ernst & Young LLP is compatible with maintaining the auditor’s independence. The fees listed under “Audit Fees” above were incurred for service related to the annual audit of the Company’s consolidated financial statements, reviews of interim consolidated financial statements and services that are normally provided in connection with statutory and regulatory filings and engagements. In 2006 and 2005, audit fees also included fees incurred for the audits of management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal control over financial reporting. The fees listed under “Audit-Related Fees” above were incurred for service related to mergers and acquisitions and benefit plan audits, and the fees listed under “Tax Fees” above were incurred for service related to federal, state and international tax compliance and planning. The Audit Committee approves non-audit services by Ernst & Young LLP on an ad hoc basis, and has vested authority with Raymond V. Dittamore, the chairman of the Audit Committee, to approve non-audit services as needed.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction/Corporate Governance

Compensation and Organizational Development Committee Members and Compensation and Organizational Development Committee Charter

Committee Members

The Compensation and Organizational Development Committee of the Board of Directors (“Committee”) is made up of the following four Board members: Bradley G. Lorimier, who serves as Chairman, Ronald A. Matricaria, W. Ann Reynolds, Ph.D. and David C. U’Prichard, Ph.D.

The Board of Directors and the Committee annually determine whether the Committee’s current membership satisfies the rule of the NASD that governs committee composition, including the requirement that committee members all be “independent directors” as defined by NASD Rule 4200 (a)(15) and the definition of “independent” under the Sarbanes-Oxley Act of 2002. The Board of Directors and the Committee believe that the current members of the Committee satisfy these requirements.

Charter and Functions of the Committee

The functions of the Committee in 2006 included providing guidance to management and assisting the Board of Directors in matters relating to:

•	the compensation of the Chief Executive Officer and senior executives;

•	our organizational structure;

•	our compensation and benefits programs; and

•	our succession, retention and training programs.

The Committee’s charter states that the Committee will:

•	collaborate with executive management in developing a compensation philosophy;

•

make recommendations to the Board of Directors on the evaluation and compensation of the Chief Executive Officer (the full Board of Directors participates in the evaluation of the CEO and makes final decisions regarding CEO compensation);

•	evaluate and approve compensation for the other executive officers; and

•	oversee the general employee benefit programs, including our 2004 Equity Incentive Plan and our 1998 Employee Stock Purchase Plan.

The Committee reviews the adequacy of its Charter at least annually. The Committee did not make any changes to its charter as a result of the most recent review in November 2006. The Committee’s complete charter is available at our web site at: http://media.corporate-ir.net/media_files/irol/61/61498/corpgov/CODCOMMCHARTER72404.pdf

The Committee Chairman is responsible for the Committee’s meeting agendas and calendar.

Compensation Consultant

The Compensation Group in our Human Resources Department supports the Committee in fulfilling its charter. In addition, the Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. In accordance with this authority, the Committee, beginning in September 2006, engaged DolmatConnell & Partners, Inc. (“DolmatConnell” or the “Consultant”), as independent outside compensation consultant to advise the Committee on matters related to CEO and other executive compensation. Prior to September 2006, the Committee engaged Frederic W. Cook and Co. DolmatConnell advises our management on executive compensation benchmarking and program design and frequently attends the Committee meetings. In addition, the Board of Directors has hired Van Latham, Ph.D. as an independent consultant to assist with collecting data, conducting interviews and providing analyses to the Board of Directors regarding the performance of the CEO.

The Consultant recommends the company or industry peer group (the “Peer Group”) for purposes of comparison and benchmarking executive compensation and performs compensation analyses, focused on financial performance comparisons and compensation. The Consultant sometimes recommends specific pay level changes for executive officers. The Consultant’s assignments are determined by the Committee Chair and/or management as directed by the Committee

Roles of Executives in Establishing Executive Compensation

Our Chief Executive Officer (the “CEO”), Senior Vice President of Human Resources (the “SVP of HR”), and Chief Financial Officer (the “CFO”) are also involved in the executive compensation process.

Greg Lucier, our CEO:

•	reviews with the Committee the performance of his direct reports;

•	recommends to the Committee base salary increases, ratings for the individual component of the Incentive Compensation Plan (annual bonus) and stock award levels for the long-term incentive plan;

•	recommends short-term and long-term Company financial and non-financial performance goals that are used throughout many components of the compensation plans; and

•	advises the Committee regarding the executive compensation program’s ability to attract, retain and motivate the level of executive talent necessary to achieve our goals.

Peter Leddy, SVP of HR, provides:

•	external data, including compensation benchmarking for employees below the executive level, and workforce dynamics in the marketplace;

•	internal data, including turnover ratios, 360 feedback on peers, and performance appraisal information; and

•	quarterly reports of all equity grants that we make.

David F. Hoffmeister, SVP and Chief Financial Officer, provides:

•	input on the financial targets for our Incentive Compensation Plan; and

•	internal data regarding the impact of the executive compensation programs on our financials.

The CEO and the SVP of HR attend the meetings of the Committee, but do not participate in the Executive Sessions.

The Committee delegates to the SVP of HR and the Vice President of Global Compensation and Benefits the ability to approve long-term incentive awards to our new hires and employees in the amount of 18,000 options or less and 3,000 restricted stock units or less, within defined parameters. The Committee has approved these parameters to provide appropriate incentives to different career bands within Invitrogen. We have a written policy addressing the appropriate dating and pricing of the shares and options. Additionally, the Committee has authorized the CEO to approve any base salary increases, bonuses, or new-hire offer packages with the exception of those for officers who are subject to the requirements of Section 16 of the Securities and Exchange Act of 1934.

Committee Activity

Recognizing the importance of maintaining (i) sound principles for the development and administration of executive compensation and (ii) strong links between executive pay and performance, the Committee took the following steps, among others, in 2006:

•	held Executive Sessions (without Company management present) at every Committee meeting;

•	established a new industry-specific peer group for executive compensation and performance comparisons;

•	eliminated the Mid-term Incentive Plan (discussed below) as a component of the executive compensation program;

•	implemented a Performance-Based Restricted Stock Unit Plan for the CEO that provides a closer link between pay and pre-determined financial targets; and

•	established annual reviews of detailed executive compensation and benefits tally sheets for all executive officers.

Using the tally sheets provided by management and the competitive analysis provided by the Consultant, the Committee is able to review both the competitiveness and appropriateness of each element of executive compensation. The Committee considered several factors in these reviews, including:

•	each executive’s total compensation;

•	all equity awards that have been granted to each executive since starting employment with Invitrogen;

•	the total potential value of all equity awards made to each Named Executive Officer (NEO), based on several potential share price growth scenarios; and

•	the degree of internal equity between executives based on performance and importance of the executive to our company.

The Committee also considers the competitive market for executive compensation. The Committee seeks to maintain competitive compensation because we believe that attracting and retaining exceptional talent is a key component in building a sustainable competitive advantage in the market. The Committee considers the need and rationale for each element of compensation and the amounts that are targeted and awarded in relation to our performance vis-à-vis the performance of the Peer Group.

After these reviews, the Committee believes that both the individual elements of compensation and the compensation in total for each NEO for 2006 is appropriate given our performance, the position vis-à-vis the competitive labor market, and his/her relative performance and importance to Invitrogen.

During 2006, the Committee held six meetings, which were attended by the Committee members, the CEO, the SVP of HR, and the VP of Global Compensation and Benefits. The Committee also held six Executive Sessions during 2006, which were attended by the Committee members. The Consultant attended several of the meetings and several of the Executive Sessions as requested by the Committee.

Objectives of Compensation Programs

Compensation Philosophy

The primary underlying premise of our executive compensation philosophy is that pay should be performance-based, vary with the attainment of specific objectives, and be aligned with the interests of

Invitrogen’s stockholders. The Committee’s primary objective is to employ compensation to differentiate and reward individual performance based on our overall business results, progress toward individual goals and objectives, and leadership behaviors consistent with our long-term success. The Committee employs the following core principles to guide its decisions.

Pay competitively:    The Committee believes in positioning executive compensation at competitive levels necessary to attract and retain exceptional leadership talent. Performance can result in an individual’s total compensation that is higher or lower than market position. The Consultant compiles this competitor and market data at the request of, and working with, the Committee.

Pay-for-performance:    The Committee structures executive compensation programs to balance annual and long-term corporate objectives. These programs include the specific measure of financial performance, operational objectives, and total stockholder return, with the goal of enhancing stockholder value in the short and long term.

Foster an ownership mentality:    The Committee believes that using compensation to help build an ownership culture effectively aligns the interest of management and our stockholders. Accordingly, the Committee requires management to acquire and retain specific levels of Company stock. Moreover, the Committee utilizes equity based compensation for the CEO, including performance-contingent restricted stock units, to provide incentives for the CEO to enhance stockholder value.

Have a total compensation perspective:    The Committee views all components of pay together in making compensation decisions. These components include base salary, annual incentives, long-term incentives, fringe benefits and perquisites.

The Committee reviews its compensation philosophy regularly, most recently in December 2006. The Committee believes its compensation philosophy is based on appropriate principles and did not make any changes to the overall philosophy in 2006. However, the Committee made programmatic changes to align better the executive compensation system with the Committee’s philosophy. We describe these changes in detail in the Compensation Programs Design section below.

Benchmarking

We benchmark all elements of total direct compensation (base salary, bonus, total cash compensation, and all forms of long-term incentives) to the competitive marketplace. Working with the Consultant, the Committee considered several factors to determine the companies in the Peer Group. The Committee has in this Peer Group companies that:

•	provide reasonable comparisons for pay and performance purposes;

•	generally overlap with our labor market for talent, but may not be identical;

•

exhibit revenue and market capitalization size within approximately1/3x to 3x our revenue and market capitalization (about 50% of the group is larger and 50% is smaller, with modest exceptions for industry leaders);

•	possess a business model, characteristics, growth potential, and human capital intensity that are similar, though they need not be identical; and

•	are U.S.- based public companies so that proxy statements and 10-K’s can be used to provide the appropriate compensation and firm financial data.

The Committee considers the following performance metrics of Invitrogen in developing executive compensation: revenue growth, net income margin, operating margin, EBITDA margin and total stockholder return. For determining 2006 executive compensation, we compared our performance against the Peer Group for the one-year period of 2005, and the three-year period from 2003 through 2005. In January 2007, we supplemented this data to include 2006. For each of the calendar years 2005 and 2006, three of the five financial performance measures met or exceeded the Peer Group 50th percentile, and two of the measures fell below the Peer Group 50th percentile. Over the three-year period from 2003 to 2005, all five financial performance measures met or exceeded the Peer Group 50th percentile.

We target base salaries to approximate the Peer Group 55th percentile and total cash compensation to approximate the Peer Group 65th percentile. The base salaries, total cash compensation, long-term incentives, and total target direct compensation of our Named Executive Officers (NEOs) in 2006 approximated the 55th percentile of the Peer Group.

Compensation Program Design

Elements of Compensation

Elements of In-Service Compensation

Compensation Mix

Our NEOs’ base salaries as a percentage of total compensation approximated the 55th percentile of the Peer Group in 2006, bonus targets as a percentage of total compensation were significantly less than the target percentile within the Peer Group (approximately five percentage points lower) and the value of long-term incentives as a percentage of the total compensation were approximately five percentage points higher than the target percentile within the Peer Group. In 2006, the Committee increased the annual bonus targets for some employees, so a greater proportion of their overall cash compensation is at risk, in accord with pay practices of higher performing firms in the marketplace.

Base Salary

Base salaries are the only non-variable element of total compensation. They reflect each executive’s responsibilities, the impact of the job, and the contributions each executive delivers to Invitrogen. Salaries are determined in part by competitive levels in the market — what companies in the Peer Group and executive compensation surveys pay executives with comparable responsibilities and job scope — and in part by internal equity considerations. Each year, the Committee reviews and establishes the base salary of Invitrogen’s executive officers. Increases, if any, are based on individual performance, existing employment agreements and market conditions. To gauge market conditions, the Committee evaluates the competitor and market data compiled by the Consultant.

The Committee reviews officer salaries annually at the end of the year. At its December 2006 meeting, the Committee reviewed recommendations for salary adjustments for the CEO, the other four Named Executive Officers, and the remaining Company executive officers. The Committee reviews the performance and compensation of the CEO in several meetings from October to February of each year, and the Board makes adjustments to the CEO’s compensation effective January 1st. In February 2007, the Board voted to keep the CEO’s base salary at $910,000 for 2007.

Non-Equity Incentive Plan Compensation

In most regions around the world, most employees at Invitrogen, from the CEO down, are on the same annual bonus plan, called the Incentive Compensation Plan (“ICP”). The 2006 ICP provides executives with the opportunity to gain financially from the financial and operational results they help to generate. The ICP provides for an annual cash bonus based on the achievement of financial goals and for results relative to individual objectives.

The financial goals component has two total Company financial measures that are related to the creating of stockholder value: corporate revenue and corporate net income. Each of these measures contributes 30% of the target bonus payout, for a total financial goals component of 60% of the target payout. The individual objectives component measures performance against the individual goals and objectives set forth during the annual performance appraisal process. The individual objectives component contributes 40% of the targeted bonus payout. The ICP has a performance threshold: 85% of the corporate net income target must be achieved before any ICP bonus is earned. If we do not achieve at least 85% of the corporate net income target, no bonuses will be paid. Once the corporate net income threshold of 85% of target is reached, each measure is independent of the other.

The individual objectives component is based on achievement of individual goals and objectives. An employee may earn from 0% to 200% of the Individual component, depending on his/her performance as measured against the objectives set forth at the beginning of the ICP plan year or during the annual performance appraisal process.

Target awards are expressed as a percentage of an executive’s base salary. Bonus targets for 2006 were 130% for the CEO and 50% or 60% for other NEOs, depending on role. The total award to any one individual is capped at 200% of each executive’s target.

We did not pay ICP bonuses to the NEOs for the fiscal year 2006 because we did not meet the net income threshold required by the financial goals component for 2006.

The 2007 ICP also provides for an annual cash bonus based on the achievement of financial goals and for results relative to individual objectives.

The 2007 ICP will be funded based on operating income. The ICP for 2007 still features a performance threshold: we must achieve 95% of the operating income target before any ICP bonus is earned. If we do not achieve at least 95% of the operating income target, no incentive compensation bonuses will be paid under the ICP. However, we have the discretion to maintain a small non-incentive bonus reserve for exceptional employee recognition, reward and retention. Once we meet the threshold for operating income, we will fund an incentive bonus pool, and we will assign each eligible employee a preliminary bonus amount.

Each employee’s preliminary bonus amount for 2007 is subject to an individual multiplier based on achievement of individual goals and objectives. An employee may earn from 0% to 200% of the target bonus, depending on his/her performance as measured against the objectives set forth at the beginning of the ICP plan year or during the annual performance appraisal process.

Target awards are expressed as a percentage of an executive’s base salary. Bonus targets for 2007 were 150% for the CEO and 60% for other NEOs. The total award to any one individual is capped at 200% of the individual’s target.

Mid-Term Incentive Plan

The Committee oversees our Mid-Term Incentive Plan (the “Plan”), which we designed to focus our executives on ambitious mid-term strategic goals, and provide a performance-based opportunity for senior management to earn shares of our stock. Awards under our Mid-Term Incentive Plan are tied to achievement of the Company’s three-year strategic plan created in 2004, with target awards equal to each individual’s 2006 target ICP percentage. We will pay any earned awards approximately 50% in cash and 50% in restricted stock units, which will be subject to an additional three-year vesting requirement to aid in the retention of key executives. The Committee determines the targets for the Mid-Term Incentive Plan, with payments based 50% on three-year average revenue growth and 50% on achievement of cumulative free-cash-flow-return-on-average-capital-employed (i.e., the rate of return on invested capital).

The payout for the Plan in March 2007 will be at 94% of target based on the three-year performance that was achieved from 2004 to 2006.

In October 2006, the Committee determined not to continue with the mid-term incentive program in 2007. The Committee determined that increasing the target bonuses for the ICP was more effective to drive short-term goals, and implementing performance-based equity grants would be more effective to achieve long-term results for our stockholders.

Long-Term Incentives

We designed the long-term incentive plan to align executives’ interests with those of our stockholders, promote personal ownership of Invitrogen stock and reward superior performance. We believe that the plan helps to reduce officer and employee turnover and to retain the knowledge and skills of our valued officers and employees. The plan utilizes both stock options and restricted stock units, to strike a balance between:

•	rewarding financial progress in the short term with the retention value of restricted stock units; and

•	achieving superior financial results in the long term with the grant of stock options.

The Committee bases individual grants of equity-based awards on various factors, including:

•	Company results;

•	individual performance;

•	individual potential contribution to our success; and

•	competitor and market data.

In determining the size of awards, the Committee weighs the dilutive effects of annual equity-based awards against the need to provide attractive and competitive incentive compensation.

We grant non-qualified stock options and incentive stock options at an exercise price equal to the fair market value of Invitrogen’s Common Stock on the date of the grant. Options vest over four years, twenty-five percent on each anniversary of the grant date. The Committee believes that this program encourages officers and other employees to work with a long-term view of our performance and to reinforce their long-term affiliation with Invitrogen.

We typically grant annual equity awards to the CEO in March and to the other executive officers in May. At its April and October 2006 meetings, the Committee reviewed the analyses and recommendations for executive officer (other than the CEO) stock option grants provided by management. In reviewing the recommended grants, the Committee considered:

•	each officer’s performance and contribution during the fiscal year;

•	analyses reflecting the value delivered;

•	competitive practices; and

•	the proportion of options granted to each NEO, and the NEOs in aggregate, as a percentage of total options granted during the fiscal year.

The Summary Compensation Table includes the stock option grants to the NEOs approved by the Committee and the grant to the CEO approved by our Board of Directors. We grant restricted stock as a way of retaining key employees, as the possibility of personal financial rewards can be achieved by ensuring our long-term financial success. In this way the restricted stock provides additional and different incentives than the stock options granted to management as described below.

In 2006, we provided long-term incentives in the form of stock options and restricted stock units. For the executive officers, we granted approximately 70% of the long-term incentive opportunity in the form of stock options and approximately 30% of the long-term incentive award in the form of restricted stock units. The Committee believes that this approach to long-term incentive compensation builds upon its pay-for-performance philosophy. In addition, this practice incorporates the growing prevalence in the marketplace of an incentive approach balancing short term and long term goals.

At the end of 2006, the Committee reviewed its long-term incentive strategy and mix and determined that it was appropriate to make some minor changes to continue to improve the alignment between the long-term incentive strategy and Company performance. Accordingly, the Committee changed the overall mix for future grants to approximately 60% stock options, 20% time-based restricted stock units, and 20% performance accelerated restricted stock units. This portfolio of long-term incentives provides a strong incentive to reach financial goals (via stock options and performance accelerated restricted shares) and a strong retention focus through the time-based restricted shares. These changes have a neutral impact to expense and a slightly less dilutive impact to share count.

On February 28, 2007, the Board of Directors approved a grant of 400,000 performance shares to the CEO. The performance share grant, which is effective March 1, 2007, will vest on February 28, 2010, only if:

•	the price of our common stock meets certain targets in the interim; and

•

the CEO remains employed by the Company on February 28, 2010 (if the CEO’s employment is terminated due to his death, his disability, a not-for-cause termination by the Company, or termination by the CEO for Good Reason, any tranche of performance shares associated with a targeted stock price that has been achieved will vest upon the termination).

None of the performance shares will vest unless the average closing price of our common stock over a continuous twenty trading day period meets or exceeds $80.00 per share, and then only five percent of the performance shares will vest. The remaining performance shares would be earned, based on achieving targeted closing prices for our common stock between $80.00 and $105.00 per share, and would vest on February 28, 2010. For each target closing price between $80.00 and $105.00 per share, no performance shares will vest unless the average closing price of our common stock over a twenty-day period meets or exceeds the applicable target closing price per share and the CEO is still employed by the Company on February 28, 2010.

If we achieve higher targeted closing prices, then larger portions of the performance share grant will vest. The Board of Directors intends that this will be the only equity grant that it makes to the CEO for the years 2007 through 2009. The performance targets for vesting of the performance shares represent a significant increase from the Company’s current stock price. We cannot assure you that we will achieve any of the performance targets. However, the Board of Directors and the Committee believes that this grant and the related performance targets further align the interests of the CEO and the stockholders over the long-term, and will encourage behaviors in the CEO that will provide increases in stockholder value. The Board of Directors and Committee believe that other elements of the CEO’s compensation are aligned toward near-term goals.

Personal Benefits and Perquisites

The Committee oversees the design, implementation and administration of all Company-wide benefit programs. We offer a limited number of additional benefit programs to our senior management. The perquisites and benefits include supplemental long-term disability insurance, a financial counseling allowance, a non-qualified deferred compensation plan, and an executive comprehensive health examination on an annual basis. The amounts relating to these perquisites are disclosed in the footnotes to the Summary Compensation Table in this Proxy Statement. The Committee, with the assistance of the Consultant, periodically reviews the cost and prevalence of these programs to ensure these programs are in line with competitive practices and are warranted, based upon the business need and contributions of the executive team.

Employee Stock Purchase Plan

We have an Employee Stock Purchase Plan (ESPP) in which all employees, including executives, may choose to participate. Participants may purchase up to $25,000 in Company stock per calendar year at a price equal to 85% of the fair market value of the stock at the lower of the beginning or end of each three-month offering period for the ESPP. The price for each offering period is carried to the next offering period for up to two years, unless 85% of the fair market value at the end of a subsequent offering period would be lower. The Committee believes that the ESPP provides another effective vehicle for enabling our executives and employees to increase their ownership position in Invitrogen, thereby promoting an ownership mentality and a tighter link between the interests of employees and stockholders.

Employment Agreements

We use employment agreements for our executive officers in very select cases, generally when it is necessary to secure the services of a newly hired executive. We have entered into employment agreements with:

•	Greg T. Lucier, the current Chairman and Chief Executive Officer, effective May 30, 2003; and

•	David F. Hoffmeister, our Chief Financial Officer, Senior Vice President, Finance, effective October 13, 2004.

We have entered into letter agreements with each of our other executive officers outlining the terms of their employment and the elements of their compensation. Each of these letter agreements follows our standard employment offer template, and provides for employment at will.

The compensatory of the employment agreements and letter agreements are disclosed as required in the tabular and narrative disclosures below.

Elements of Post-Termination Compensation

Change-in-Control Agreements

We have change-in-control agreements in place for the CEO and executive officers who are direct reports to the CEO. The rationale for these agreements is that in the event of a change in control of Invitrogen, these individuals are the most likely to lose their jobs as a result of redundancy in executive positions.

The agreements that are in place are “double trigger” agreements — there must be a change in ownership and a termination or constructive termination of employment of the executive after the change in control, which protects the merged company should it wish to maintain the services of the executive.

The change-in-control agreement provides for the executive to receive, in the event of the double trigger:

•	two times his/her existing base salary;

•	the higher of the last bonus paid or the target bonus;

•

up to twenty-four months of health insurance continuation through COBRA (which ceases should the executive accept a new position with health insurance coverage before the twenty-four month period ends);

•	outplacement assistance for nine months;

•	acceleration of vesting of all outstanding long-term incentive awards; and

•	a tax gross-up if IRC 280G excise tax penalty imposed for “excess parachute payments.”

Severance Plan

On February 20, 2006, we adopted a new executive officer severance plan to provide severance benefits to eligible executives whose employment is terminated involuntarily under certain circumstances.

Any executive currently working for us at the executive officer level whose employment is terminated involuntarily is eligible for severance benefits, provided each of the following requirements is met:

•	the termination of employment is not for cause;

•	employment is terminated involuntarily;

•	the termination is not due to retirement, death or disability of the executive;

•	the executive is not a temporary employee or a new hire who has not yet started to work on a regular, full-time or part-time basis;

•	the executive is not covered under any other severance-type plan, policy, arrangement or agreement that provides severance payments and benefits more favorable than those in the plan;

•	the executive has not agreed in writing to waive severance benefits under the severance plan or otherwise payable from us;

•	the executive signs and does not revoke a Confidential Separation Agreement and General Release of All Claims in a form acceptable to us; and

•	the executive has returned all Invitrogen property and equipment.

The following severance pay and benefits are payable under the severance plan:

•	twelve (12) months of base salary;

•	the executive’s target incentive bonus under our ICP for the year in which the termination occurred, prorated to the date of termination;

•	nine months of outplacement assistance through a designated service provider to eligible executives; and

•	the monthly premiums required to continue an eligible executive’s group health insurance coverage for a period of twelve (12) months.

Information regarding applicable payments under the change of control and severance arrangements for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change in Control” below.

Impact of Performance on Compensation

The financial performance measures that we used in our 2006 Incentive Compensation Plan were revenue and net income, which we believe are strongly related to the creation of total stockholder value. The Committee sets our budgeted revenue and net income figures as targets for the 2006 Incentive Compensation Plan. The Board of Directors approved the 2006 budget from which the targets were drawn.

We constructed the ICP with significant downside risk and upside potential. We needed to achieve 85% of the corporate net income goal before there was any bonus payment at all, and at the 85% corporate net income threshold, the payout on that component was only 60%, so the rate of payout fell significantly faster than performance. Likewise, we needed to achieve 90% of the revenue target before any payout for that measure, and at the 90% threshold there was only a 50% payout on that component. Because of the highly aggressive nature of the goals, we planned to pay as much as 200% of the target payout if we achieved 110% of the revenue and net income goals.

We set targets in 2006 that represented accelerated growth and required significant performance effort to achieve. We did not meet the goals set for 2006, and accordingly, no ICP bonuses were earned or paid to the NEOs.

Stock Ownership/Retention Guidelines

Stock Ownership Guidelines

The Committee has determined that each of our executive officers should own a significant amount of our Common Stock, relative to each officer’s base salary in order to more closely align the interests of the executive officers with those of our stockholders. Officers are expected to attain these ownership levels within four years after their election or appointment to the specified officer position. The Committee expects the CEO to hold at least 43,000 shares of our Common Stock. Mr. Lucier currently meets this requirement. The Committee expects our senior vice presidents to hold at least 8,000 to 16,000 shares of Invitrogen stock, depending on their respective positions. As of February 28, 2007, all of our current executive officers were in compliance with these stock ownership guidelines, except for, Mr. Bernd Brust, our new Senior Vice President, Worldwide Sales. Our guidelines call for Mr. Brust to own at least 10,000 shares of our Common Stock by January of 2011. To measure compliance with the stock ownership guidelines, we include any outstanding shares of our Common Stock that the executive officer owns, as well as any restricted stock units awarded to the executive, vested or unvested, which the officer holds. We do not include stock option awards for purposes of determining compliance with the stock ownership guidelines.

Stock Retention Guidelines

Invitrogen does not have stock retention guidelines in addition to its stock ownership guidelines. Some companies use stock retention guidelines as a way to facilitate compliance with their stock ownership guidelines. The Committee believes that as long as executives are meeting and/or exceeding our stock ownership guidelines, and also not selling a significant amount of options or restricted shares on a regular basis, there is no need for stock retention guidelines.

Executive Officer Stock Ownership Summary

Executive Officer	Shares Owned at Feb 15, 2007	Stock Ownership Guideline
Nicolas M. Barthelemy	18,872	10,000
Claude D. Benchimol, Ph. D.	34,875	10,000
Bernd Brust	5,500	10,000
John A. Cottingham	15,170	9,000
Karen S. Gibson	17,890	8,000
David H. Hoffmeister	64,892	16,000
Peter M. Leddy, Ph. D.	24,600	8,000
Gregory T. Lucier	108,749	43,000
John L. Miller	18,600	10,000
John D. Thompson	12,596	8,000

Impact of Regulatory Requirements

Policy on Deductibility of Named Executive Officer Compensation

In evaluating compensation program alternatives, the Committee considers the potential impact of Section 162(m) of the Internal Revenue Code (IRC). Section 162(m) eliminates the deductibility of compensation over $1 million paid to the NEOs, excluding “performance-based compensation.” Compensation programs generally will qualify as performance-based if (1) compensation is based on pre-established objective performance targets, (2) the programs’ material features have been approved by stockholders, and (3) there is no discretion to increase payments after the performance targets have been established for the performance period.

The Committee endeavors to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining competitive, performance-based compensation. However, the Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives and fit within the Committee’s guiding principles. Further, the actual impact of the loss of deduction for compensation paid to the CEO and the other top four highly compensated executives over the limitation is small and has a minimal impact on our overall tax position. Therefore, the Committee will not limit compensation to those levels or types of compensation that will be deductible. The Committee will, of course, consider alternative forms of compensation that preserve deductibility, consistent with its compensation goals.

Internal Revenue Code Section 409A

IRC Section 409A relates to accounting treatment for deferred compensation. The Committee has reviewed all of our compensation plans and programs to ensure that they are compliant with IRC Section 409A and has determined that, they are compliant, as long as the final regulations by the IRS do not change significantly from the proposed regulations.

Impact of FAS 123R

FAS 123R requires companies to record option grants as expenses at the time of grant. Option expense is one factor that the Committee considers in the design of our long-term compensation programs. Other factors include:

•	the link to performance that each type of equity award provides;

•	the degree of upside leverage and downside risk inherent in each type of award;

•	the impact on dilution and overhang that the different equity awards have; and

•	the role that each type of equity award has in the attraction, retention, and motivation of our executive and key employee talent.

The Committee monitors our FAS 123R expense to ensure that it is reasonable, although expense is not the most important factor in making decisions about our long-term incentive plans.

REPORT OF THE

COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE

OF THE

BOARD OF DIRECTORS

The Compensation and Organizational Development Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s Proxy Statement on Schedule 14A.

Bradley G. Lorimier (Chairman)

Ronald A. Matricaria

W. Ann Reynolds, Ph.D.

David C. U’Prichard, Ph.D.

2006 Summary Compensation Table

The following table sets forth information for the fiscal year ended December 31, 2006, concerning the compensation of the Chief Executive Officer and Chief Financial Officer of the Company and each of the four other most highly compensated executive officers as of December 31, 2006, whose total salary and bonus for the year ended December 31, 2006, exceeded $100,000 for services rendered in all capacities to the Company.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non- Qualified Deferred Comp Earnings	All Other Compensation ($)(3)		Total ($)
Gregory T. Lucier Chairman and CEO	2006	904,615	0	1,328,832	2,861,864	287,674	0	20,493	(4)	5,403,478

David F. Hoffmeister SVP and CFO	2006	439,423	0	1,184,542	875,001	119,674	0	9,420	(5)	2,628,060

John D. Thompson SVP, Corporate Development	2006	351,538	0	190,317	1,551,569	79,992	30,197	37,524	(6)	2,240,867

Benjamin E. Bulkley(7) SVP, Global Commercial Operations	2006	383,846	0	669,373	834,215	0	0	7,448	(8)	1,894,882

Claude D. Benchimol SVP, R&D	2006	403,461	0	652,976	641,108	0	0	22,007	(9)	1,719,552

(1)	In March 2007, Mr. Lucier will receive restricted stock units with a fair market value of approximately $287,674, Mr. Hoffmeister will receive restricted stock units with a fair market value of approximately $119,674, and Mr. Thompson will receive restricted stock units with a fair market value of approximately $79,992, pursuant to the Company’s Mid Term Incentive Plan. Because the grant date for these restricted stock units is after December 31, 2006, no expense was recorded in 2006, and no value for these grants is reflected in this table.

(2)	Includes 1/2 of the value of the Mid Term Incentive Plan payout for 2004-2006, to be paid March 7, 2007.

(3)	Consists of any Executive financial planning services, fringe benefits, 401(k) matching program, supplemental life insurance and any loan subsidy.

(4)	Consists of Executive financial planning services of $12,032, 401(k) matching of $6,600.00 and supplemental life insurance premium payments of $1,860.

(5)	Consists of Executive financial planning services of $7,131, and supplemental life insurance premium payments of $2,287.

(6)	Consists of Executive financial planning services of $27,577, 401(k) matching of $6,600 and supplemental life insurance premium payments of $3,346.

(7)	On January 31, 2007, Mr. Bulkley terminated his employment with the Company.

(8)	Consists of 401(k) matching of $6,600.00 and supplemental life insurance premium payments of $847.

(9)	Consists of Executive financial planning services of $11,533, 401(k) matching of $6,600.00 and supplemental life insurance premium payments of $3,874.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to stock and option awards and other plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2006.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
(a)	(b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold ($)(f)	Target ($)(g)	Maximum ($)(h)	(i)		(j)	(k)	(l)
Gregory T. Lucier Chairman and CEO	03/01/06	0	0	0	0	0	0	12,500	(1)	105,000	74.66	3,648,246
David F. Hoffmeister SVP and CFO	05/12/06	0	0	0	0	0	0	4,000		29,000	65.87	917,329
John D. Thompson SVP, Corporate Development	05/12/06	0	0	0	0	0	0	0		10,000	65.87	225,465
Benjamin E. Bulkley SVP, Global Commercial Operations	05/12/06	0	0	0	0	0	0	3,600		29,000	65.87	890,981
Claude D. Benchimol SVP, R&D	05/12/06	0	0	0	0	0	0	3,600		29,000	65.87	890,981

(1)	The grant of 12,500 restricted stock units to Mr. Lucier lapsed at December 31, 2006 because the Company did not achieve the financial performance target required in the grant.

Options Exercised and Stock Vested Table

None of our named executive officers exercised any stock options, and no restricted stock units held by our named executive officers vested, during the fiscal year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year-end Table

The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to our named executive officers as of December 31, 2006.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of unearned Shares, Units or Other Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Gregory T. Lucier	590,625	84,375	0	38.01	05/30/13	9,000		509,310	0	0
Chairman and CEO	3,058	3,058	0	65.38	05/14/14	0		0	0	0
	23,192	23,192	0	65.38	05/14/14	0		0	0	0
	17,500	17,500	0	62.51	11/12/14	0		0	0	0
	0	1,301	0	76.86	05/13/15	6,600		373,494	0	0
	10,625	30,574	0	76.86	05/13/15	0		0	0	0
	10,625	31,875	0	64.51	11/14/15	6,000		339,540	0	0
	0	103,661	0	74.66	03/01/16	6,000		339,540	0	0
	0	1,339	0	74.66	03/01/16	12,500	(1)	707,375	0	0

	655,625	296,875	0			40,100		2,269,259	0	0

David F. Hoffmeister	3,636	3,636	0	55.00	10/13/14	50,000		2,829,500	0	0
SVP and CFO	96,364	96,364	0	55.00	10/13/14	0		0	0	0
	0	1,301	0	76.86	05/13/15	0		0	0	0
	3,750	9,949	0	76.86	05/13/15	4,500		254,655	0	0
	3,750	11,250	0	64.51	11/14/15	0		0	0	0
	0	1,518	0	65.87	05/12/16	4,500		254,655	0	0
	0	27,482	0	65.87	05/12/16	4,000		226,360	0	0

	107,500	151,500	0			63,000		3,565,170	0	0

John D. Thompson	9,090	0	0	66.00	11/13/10	2,500		141,475	0	0
SVP, Corporate Development	90,910	0	0	66.00	11/13/10	2,000		113,180	0	0
	35,000	0	0	66.00	11/13/10	2,000		113,180	0	0
	625	0	0	45.64	02/28/12	2,000		113,180	0	0
	9,375	0	0	45.64	02/28/12	0		0	0	0
	67,500	0	0	34.51	09/06/12	0		0	0	0
	1,170	1,638	0	61.05	10/15/13	0		0	0	0
	36,330	10,862	0	61.05	10/15/13	0		0	0	0
	0	1,529	0	65.38	05/14/14	0		0	0	0
	7,500	5,971	0	65.38	05/14/14	0		0	0	0
	5,600	5,600	0	62.51	11/12/14	0		0	0	0
	0	1,301	0	76.86	05/13/15	0		0	0	0
	2,500	6,199	0	76.86	05/13/15	0		0	0	0
	2,500	7,500	0	64.51	11/14/15	0		0	0	0
	0	10,000	0	65.87	05/12/16	0		0	0	0

	268,100	50,600	0			8,500		481,015	0	0

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of unearned Shares, Units or Other Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Benjamin E. Bulkley(2)	4,914	1,638	0	61.05	10/15/13	2,500	141,475	0	0
SVP, Global Commercial Operations(1)	70,086	23,362	0	61.05	10/15/13	2,000	113,180	0	0
	0	1,529	0	65.38	05/14/14	3,000	169,770	0	0
	7,500	5,971	0	65.38	05/14/14	3,000	169,770	0	0
	6,500	6,500	0	62.51	11/12/14	3,600	203,724	0	0
	0	1,301	0	76.86	05/13/15	0	0	0	0
	3,125	8,074	0	76.86	05/13/15	0	0	0	0
	3,125	9,375	0	64.51	11/14/15	0	0	0	0
	0	1,518	0	65.87	05/12/16	0	0	0	0
	0	27,482	0	65.87	05/12/16	0	0	0	0

	95,250	86,750	0			14,100	797,818	0	0

Claude D. Benchimol	5,103	1,701	0	58.76	09/02/13	2,500	141,475	0	0
SVP, R&D	76,147	17,049	0	58.76	09/02/13	0	0	0	0
	0	1,529	0	65.38	05/14/14	0	0	0	0
	7,500	5,971	0	65.38	05/14/14	3,000	169,770	0	0
	6,500	6,500	0	62.51	11/12/14	3,600	203,724	0	0
	0	1,301	0	76.86	05/13/15	0	0	0	0
	3,125	8,074	0	76.86	05/13/15	0	0	0	0
	3,125	9,375	0	64.51	11/14/15	0	0	0	0
	0	27,482	0	65.87	05/12/16	1,900	107,521	0	0
	0	1,518	0	65.87	05/12/16	3,000	169,770	0	0

	101,500	80,500	0			14,000	792,260	0	0

(1)	The grant of 12,500 restricted stock units to Mr. Lucier lapsed at December 31, 2006 because the Company did not achieve the financial performance target required in the grant.
(2)	Mr. Bulkley terminated his employment, effective January 31, 2007. On February 16, 2007, Mr. Bulkley exercised all of his stock options with an exercise price below $65.38 per share.

Employment and Severance Arrangements

Employment Agreements

The Company entered into an Employment Agreement with its current Chairman and Chief Executive Officer effective May 30, 2003. Under the terms of this agreement, upon termination of employment he could receive a payment totaling 1.5 times his annual salary plus 1.5 times an imputed bonus of 75% of his annual salary, and any Long Term Incentive Payments that he would have received within 18 months of the date of termination, which amounts to $250,000, payable in March of each year for employment during the prior calendar year. In addition, he could receive continuing health and welfare benefits for eighteen months. The executive would be eligible for these payments and benefits upon his separation from the Company under specified circumstances other than termination for cause. The Employment Agreement was filed as Exhibit 10.57 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2003, filed with the SEC on August 13, 2003.

The Company entered into an Employment Agreement effective on October 13, 2004, with David Hoffmeister for Mr. Hoffmeister to serve as the Company’s Chief Financial Officer, Senior Vice President,

Finance. Under the Agreement, Mr. Hoffmeister is guaranteed to receive his target bonus under the Incentive Compensation Plan for his first year of employment. Mr. Hoffmeister received a one time signing bonus of $375,000, refundable to the Company on a pro rata basis in the event of his voluntary termination or termination for cause during the first two years of employment. The Agreement also provides for a $225,000 employment bonus payable on or before each of the first three anniversary dates of Mr. Hoffmeister’s initial employment provided he is still employed by the Company on those dates or his employment was terminated for certain reasons. The Agreement also provides Mr. Hoffmeister with severance benefits in the event of his termination for certain reasons.

We have entered into letter agreements with each of our other executive officers outlining the terms of their employment and the elements of their compensation. Each of these letter agreements follows our standard employment offer template, and provides for employment at will.

Compensation of Directors

In 2006, the Company paid its non-employee directors annual compensation as follows. The Presiding Director received annual cash compensation of $75,000. The Chairmen of the Audit Committee, the Compensation and Organizational Development Committee, the Governance and Nominating Committee, and the Science and Technology Committee each received annual cash compensation of $75,000. Members of the Audit Committee, the Compensation and Organizational Development Committee, the Governance and Nominating Committee, and the Science and Technology Committee other than the Chairmen received annual cash compensation of $62,500, and members of the Board of Directors who do not sit on the Audit Committee, the Compensation and Organizational Development Committee, the Governance and Nominating Committee, or the Science and Technology Committee received annual cash compensation of $50,000. Each non-employee director receives the single highest compensation for which he or she is eligible. Employee directors do not receive any compensation for their participation on the Board of Directors. No employee director is a member of the Audit Committee, the Compensation and Organizational Development Committee, the Governance and Nominating Committee, or Science and Technology Committee.

In addition to the compensation described above, the Board anticipates that members of the Board will receive options to purchase 7,000 shares and 1,000 restricted stock units on the date of each annual meeting, vesting one/twelfth each month thereafter, and becoming fully vested on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders.

On March 1, 2007, the Board of Directors adopted new annual compensation guidelines as follows. Each Director receives a fixed annual compensation of $250,000 with 30% payable in cash, and 70% payable in restricted stock units. Cash payments are made in advance at the start of each calendar quarter, and the Board, at its first meeting following the Annual Meeting of stockholders, determines the amount of each cash payment for the subsequent four quarters. The Presiding Director and each Committee Chairman receive an additional $10,000 per year.

Restricted stock units (RSUs) are granted at the first Board meeting following the Annual Meeting. The Board anticipates that members of the Board will receive RSUs with a Fair Market Value on the date of grant of $175,000 for each year. Each RSU grant completely vests at the earlier of the anniversary of its grant date, or the date of the next Annual Meeting. The holding period for RSUs is a minimum of three years. Each Director may elect to have the company issue his or her RSUs at a specified time after three years, and if no election is made, the RSUs will be issued at termination of such Director’s service. RSUs are taxed when they are issued.

Cash and equity compensation for newly appointed directors is pro-rated to the date of the next annual meeting.

Compensation Committee Interlocks and Insider Participation

There were no interlocks or other relationships among the Company’s executive officers and directors that are required to be disclosed under applicable executive compensation disclosure requirements.

Director Compensation Table

Name	Fees Earned of Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Raymond V. Dittamore	75,000	65,428	105,756	0	0	0	246,184
Donald W. Grimm	75,000	65,428	105,756	0	0	0	246,184
Balakrishnan S. Iyer	66,312	65,428	105,756	0	0	0	237,496
Bradley G. Lorimier	75,000	65,428	105,756	0	0	0	246,184
Ronald A. Matricaria	71,188	65,428	137,735	0	0	0	274,351
W. Ann Reynolds, Ph.D.	62,500	66,974	108,810	0	0	0	238,284
Jay M. Short, Ph.D.	62,500	65,428	105,756	0	0	0	233,684
David C. U’Prichard, Ph.D.	75,000	65,428	105,756	0	0	0	246,184
Per A. Peterson, Ph.D.(2)	0	0	0	0	0	0	0

(1)	Each director receives an annual grant of an option to purchase 7,000 shares of our Common Stock and 1,000 restricted stock units. The options and restricted stock units for the fiscal year ended December 31, 2006 were granted on April 24, 2006 and the per share exercise price of the options was $63.72.

(2)	Dr. Peterson joined the Board effective March 1, 2007.

The aggregate number of stock awards and stock option awards for each director is included in the information set forth with respect to each director in the section entitled “Stock Ownership.”

Director Stock Ownership Guidelines Table

In February 2007, the Board of Directors adopted stock ownership guidelines for the directors and required each director to meet the guidelines within the time period set forth below. The chart below indicates each director’s progress toward compliance.

Name	Shares Owned(1)	Ownership Requirement	Deadline for Meeting Ownership Requirement
(a)	(b)	(c)
Raymond V. Dittamore	4,606	10,000	2010
Donald W. Grimm	6,000	10,000	2010
Balakrishnan S. Iyer	4,000	10,000	2010
Bradley G. Lorimier	6,100	10,000	2010
Ronald A. Matricaria	12,000	10,000	2010
W. Ann Reynolds, Ph.D.	5,000	10,000	2010
Jay M. Short, Ph.D.	7,000	10,000	2010
David C. U’Prichard, Ph.D.	5,500	10,000	2010
Per A. Peterson, Ph.D.(2)	137	10,000	2012

(1)	Consists of Direct Stock Ownership, Restricted Stock Units and Deferred Stock Units, as applicable.

(2)	Dr. Peterson joined the Board effective March 1, 2007.

Potential Payments upon Termination or Change in Control

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to named executive officers of Invitrogen in the event of a termination of employment or a change in control of Invitrogen. The amount of compensation payable to each named executive officer in each situation is set forth in the tables below.

The following table describes the potential payments upon termination or a change in control of Invitrogen for Mr. Lucier, Invitrogen’s CEO:

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination For Good Reason	Involuntary Termination other than for Cause(2)	Termination for Cause	Termination Following Change in Control(3)
Compensation
Base salary	$1,365,000	$1,365,000	—	$1,820,000
Non-equity Incentive Plan	$2,457,500	$2,457,500	—	$3,049,000
Long-term incentives(4)	$14,913,000	$14,913,000	—	—
Option acceleration	—	—	—	$12,777,750
Restricted stock acceleration	—	—	—	$4,418,544
Benefits and Perquisites
Health care insurance	$20,083	$20,083	—	$26,777
Accrued Vacation	—	—	—	—
Outplacement Assistance	$10,000	$10,000	—	$25,000
280G gross-up	—	—	—	$3,893,524
Vesting of Employer 401(k) Contributions	—	—	—	$8,370
Total:	$18,765,583	$18,765,583	—	$26,018,965

(1)	For purposes of this analysis, we assumed the executive’s compensation is as follows: current base salary equal to $910,000, annual incentive opportunity equal to 130% of base salary. The Board of Directors subsequently increased Mr. Lucier’s annual incentive opportunity to 150% of base salary.

(2)	Assumes the executive’s severance benefit under an involuntary termination other than for cause is equal to 1.5 times base salary and target annual bonus.

(3)	Based on involuntary termination or termination for good reason. Assumes the executive’s severance benefit is equal to 1.5 times base salary and target annual bonus.

(4)	Assumes the executive’s date of termination is December 31, 2006 (assuming a calendar fiscal year-end) and the price per share of the Company’s stock on the date of termination is $56.94 per share.

The following table describes the potential payments upon termination or a change in control of Invitrogen for Mr. Hoffmeister, Invitrogen’s CFO:

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination For Good Reason	Involuntary Termination other than for Cause(2)	Termination for Cause	Termination Following Change in Control(3)
Compensation
Base salary	$660,000	$660,000	—	$880,000
Non-equity Incentive Plan	$885,000	$885,000	—	$1,017,000
Long-term incentives(4)	$3,186,500	$3,186,500	—	—
Option acceleration	—	—	—	$388,000
Restricted stock acceleration	—	—	—	$3,587,220
Benefits and Perquisites
Health care insurance	$13,702	$13,702	—	$18,269
Accrued vacation	—	—	—	—
Outplacement Assistance	$10,000	$10,000	—	$25,000
280G gross-up	—	—	—	$0
Total:	$4,755,202	$4,755,202	—	$5,915,489

(1)	For purposes of this analysis, we assumed the executive’s compensation is as follows: current base salary equal to $440,000, annual incentive opportunity equal to 60% of base salary.

(2)	Assumes the executive’s severance benefit under an involuntary termination other than for cause is equal to 1.5 times base salary, target annual bonus.

(3)	Based on involuntary termination or termination for good reason. Assumes the executive’s severance benefit is equal to 1.5 times base salary and target annual bonus.

(4)	Assumes the executive’s date of termination is December 31, 2006 (assuming a calendar fiscal year-end) and the price per share of the Company’s stock on the date of termination is $56.94 per share.

The following table describes the potential payments upon termination or a change in control of Invitrogen for Mr. Benchimol, Invitrogen’s SVP, R&D:

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination For Good Reason	Involuntary Termination other than for Cause(2)	Termination for Cause	Termination Following Change in Control(3)
Compensation
Base salary	$405,000	$405,000	—	$810,000
Non-equity Incentive Plan	$256,000	$256,000	—	$499,000
Long-term incentives(4)	$711,750	$711,750
Option acceleration	—	—	—	—
Restricted stock acceleration	—	—	—	$1,508,910
Benefits and Perquisites
Health care insurance	$13,389	$13,389	—	$26,777
Accrued vacation	—	—	—	—
Outplacement Assistance	$10,000	$10,000	—	$25,000
280G gross-up	—	—	—	$0
Vesting of Employer 401(k) Contributions				$17,869
Total:	$1,396,139	$1,396,139	—	$2,887,556

(1)	For purposes of this analysis, we assumed the executive’s compensation is as follows: current base salary equal to $405,000, annual incentive opportunity equal to 60% of base salary.

(2)	Assumes the executive’s severance benefit under an involuntary termination other than for cause is equal to one times base salary, target annual bonus.

(3)	Based on involuntary termination or termination for good reason. Assumes the executive’s severance benefit is equal to one times base salary and target annual bonus.

(4)	Assumes the executive’s date of termination is December 31, 2006 (assuming a calendar fiscal year-end) and the price per share of the Company’s stock on the date of termination is $56.94 per share.

On January 31, 2007, Mr. Bulkley terminated his employment with the Company. Effective on that date, he became entitled to receive the following:

•	Severance pay of twelve months of base salary, totaling $385,000;

•	12 months COBRA continuation of his health and dental benefits at a cost to the Company of $10,868;

•	Outplacement Services at a cost to the Company of $10,000;

•	Pro-rated 2007 Incentive Compensation Plan bonus of $19,250; and

•	Accelerated vesting of 12,500 shares of Restricted Stock, worth $765,750 at the closing price of $61.26 per share on January 31, 2007.

The following table describes the potential payments upon termination or a change in control of Invitrogen for Mr. Thompson, Invitrogen’s SVP, Corporate Development:

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination For Good Reason	Involuntary Termination other than for Cause(3)	Termination for Cause	Termination Following Change in Control(4)
Compensation
Base salary	$352,000	$352,000	—	$704,000
Non-equity Incentive Plan	$352,000	$352,000	—	$528,000
Long-term incentives(4)	$596,021	$596,021	—	—
Option acceleration	—	—	—	$596,021
Restricted stock acceleration	—	—	—	$483,990
Benefits and Perquisites
Health care insurance	$9,134	$9,134	—	$18,269
Accrued vacation	—	—	—	—
Outplacement Assistance	$10,000	$10,000	—	$25,000
280G gross-up	—	—	—	$0
Life Technologies Pension(5)	$384,276	$384,276	—	$384,276
Dexter SERP(5)	$418,649	$418.649	—	$418,649
Dexter Post-Retirement Medical Benefit Program(6)	$954,803	$954,803		$954,803
Total:	$3,076,883	$3,076,883	—	$4,113,008

(1)	For purposes of this analysis, we assumed the executive’s compensation is as follows: current base salary equal to $352,000, annual incentive opportunity equal to 50% of base salary.

(2)	Assumes the executive’s severance benefit under an involuntary termination other than for cause is equal to one times base salary, target annual bonus.

(3)	Based on involuntary termination or termination for good reason. Assumes the executive’s severance benefit is equal to one times base salary and target annual bonus.

(4)	Assumes the executive’s date of termination is December 31, 2006 (assuming a calendar fiscal year-end) and the price per share of the Company’s stock on the date of termination is $56.94 per share.

(5)	Lifetime value of monthly pension benefit, assuming death at age 85.

(6)	Lifetime value of healthcare insurance premiums paid on behalf of Mr. Thompson, assuming death at age 85, and annual increases of 7% on the medical insurance premiums, and 2% on the dental insurance premiums.

Nonqualified Deferred Compensation Table

Not applicable.

GOVERNANCE AND NOMINATING COMMITTEE

Who are the nominees for election at the 2007 Annual Meeting of Stockholders?

The Governance and Nominating Committee recommended Per A. Peterson, Ph.D., to be nominated by the Board of Directors for election to Class I of the Board at the Annual Meeting of Stockholders. The Governance and Nominating Committee recommended Bradley G. Lorimier, Raymond V. Dittamore and David C. U’Prichard, Ph.D., to be nominated by the Board of Directors for election to Class II of the Board of Directors at the Annual Meeting of Stockholders.

In selecting non-incumbent candidates and reviewing the qualifications of incumbent candidates for the Board of Directors, the Governance and Nominating Committee considers the Company’s corporate governance principles, which include the following:

•

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. They must be actively engaged in the pursuit of information relevant to the Company’s business and must constructively engage their fellow Board members, the CEO, and other members of management in dialogue and decision making. The Board of Directors will represent diverse experience at policy-making levels in business and technology in areas that are relevant to the Company’s global activities.

•

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board of Directors for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

A supermajority of at least 2/3 of the directors will be independent directors as defined in the NASD rules for companies listed on the Nasdaq National Market. Directors who do not meet the NASD Manual’s independence standards also make valuable contributions to the Board of Directors and to the Company through their experience and wisdom.

In general, to be considered independent under the NASD Manual rules, the Board must determine, among other things, that a director does not have any relationships that, in the Board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board will make an affirmative finding with respect to the independence of directors not less frequently than annually. The Board has determined that other than Mr. Lucier, the Company’s CEO, each of the current members of the Board, including the nominees for Class II director, is an independent director.

In addition to the policy that a supermajority of the Board members satisfy the independence standards discussed in the section above, members of the Audit Committee must also satisfy additional NASD independence requirements. Specifically, they may not directly or indirectly receive any compensation from the Company other than their directors’ compensation, must not have participated in preparing the financial statements of the Company or any of its subsidiaries during the past three years, and must not be affiliated with the Company except through their membership on the Board and its committees.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Procedures for Approval of Related Party Transactions

Pursuant to the Invitrogen Protocol and the Audit Committee Charter, our executive officers, directors and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with us without the prior consent of our Audit Committee (or other independent committee of the Board of Directors in cases where it is in appropriate for the Audit Committee to review such transaction due to a conflict of interest). Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of such persons’ immediate family members or affiliates in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to the Company, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. Our Audit Committee shall only approve those agreements that, in light of known circumstances, are in or are not inconsistent with, our best interests, as determined in good faith by the Audit Committee.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its executive officers and directors containing provisions that may require the Company, among other things, to indemnify those officers and directors against liabilities that may arise by reasons of their status or service as officers or directors. The agreements also provide for the Company to advance to the officers and directors expenses that they expect to incur as a result of any proceeding against them as to which they could be indemnified. The Company also intends to execute such agreements with its future directors and executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). SEC regulations require these individuals to give us copies of all Section 16(a) forms they file.

Based solely on our review of forms that were furnished to us and written representations from reporting persons, we believe that the executive officers, directors and more than 10% stockholders complied with all filing requirements related to Section 16(a), except for the following:

Greg Lucier received a stock option and Restricted Stock Unit grant on March 4, 2006, and John Thompson received a stock option grant on May 14, 2006. The Company filed a Form 4 on behalf of each of Mr. Lucier and Mr. Thompson, as applicable, however, the filings were not within two business days.

THE INVITROGEN PROTOCOL

The Company has adopted a code of ethics applicable to all of its employees, including the principal executive officer, principal financial officer, principal accounting officer, its controller, and all of its directors. The code of ethics is called the Invitrogen Protocol, and a copy is posted to our internet site at http://www.invitrogen.com.

ITEMS FOR STOCKHOLDER CONSIDERATION

PROPOSAL 1

Election of Directors

The Company has a classified Board of Directors currently consisting of one Class I director (Per A. Peterson, Ph.D.) who will serve until this 2007 Annual Meeting of Stockholders, two Class I directors (Gregory T. Lucier, Donald W. Grimm, and Per A. Peterson, Ph.D.) who will serve until the Annual Meetings of stockholders to be held in 2009, three Class II directors (Bradley G. Lorimier, Raymond V. Dittamore, and David C. U’Prichard, Ph.D.) who will serve until the Annual Meetings of stockholders to be held in 2007, and four Class III directors (Balakrishnan S. Iyer, Ronald A. Matricaria, W. Ann Reynolds, Ph.D., and Jay M. Short, Ph.D) who will serve until the Annual Meetings of stockholders to be held in 2008, and in each case until their respective successors are duly elected and qualified. Except for Dr. Peterson, who, if elected, would serve for a term of two years, directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting, or a shorter term to fill a vacancy in another class of directors.

The nominee for election at the 2007 Annual Meeting of Stockholders to fill one Class I position on the Board of Directors is Per A. Peterson, Ph.D., and the nominees to fill the three Class II positions on the Board of Directors are Bradley G. Lorimier, Raymond V. Dittamore, and David C. U’Prichard, Ph.D. If elected, the nominee for the Class I position will serve as director until the Annual Meeting of stockholders in 2009, and the nominees for the Class II positions will serve as directors until the Annual Meeting of stockholders in 2010, and in each case until their successors are elected and qualified.

If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as the proxy holders may designate.

Vote Required and Board of Directors Recommendation

If a quorum is present, either in person or by proxy, the nominee for Class I who receives the greatest number of votes cast will be elected as Class I director, and the three nominees for Class II who receive the greatest number of votes cast will be elected as Class II directors. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE NOMINEES NAMED ABOVE.

PROPOSAL 2

Ratification of Appointment of Independent Auditors

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the independent auditors to audit our financial statements for the fiscal year ended December 31, 2007. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of stockholders with the opportunity to make a statement if the representatives desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the shares of Common Stock cast at the meeting is required for ratification of this selection. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the ratification of independent public accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPOINTMENT

OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT PUBLIC

ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

ADDITIONAL INFORMATION

Advance Notice Procedures.    Our bylaws require that, for business to be properly brought by a stockholder before an annual meeting, notice must be delivered to or mailed by the stockholder and received at the offices of the Company not less than 120 days prior to the anniversary of the date of the prior year’s proxy statement, except if we did not hold an annual meeting the previous year, or if the date of this year’s Annual Meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials.

Stockholders Sharing the Same Last Name and Address.    In accordance with notices that we sent to certain stockholders, we are sending only one copy of the Company’s Annual Report and Proxy Statement to stockholders who share the same last name and address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of the Company’s Annual Report and/or Proxy Statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Investor Relations via e-mail at ir@invitrogen.com, by fax to (760) 603-7229 or by mail to Investor Relations, Invitrogen Corporation, 1600 Faraday Avenue, Carlsbad, CA 92008, or call at (760) 603-7200. We will promptly send additional copies of the Annual Report and/or Proxy Statement upon receipt of such request. You may also contact the Company if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Invitrogen stock at two different brokerage firms, your household will receive two copies of the Invitrogen Annual Meeting materials — one from each brokerage firm.

Stockholder Communications with Board of Directors.    Any stockholder who wishes to communicate with the Board of Directors may do so by writing to the Company’s Secretary at the following address: 1600 Faraday Avenue, Carlsbad, CA 92008.

Stockholder Proposals for the Next Annual Meeting.    All stockholder proposals that are intended to be presented at the 2008 Annual Meeting of Stockholders of the Company must be received by the Company at our principal executive offices at 1600 Faraday Ave., Carlsbad, California 92008, ATTN: Corporate Secretary, no later than November 16, 2007, for inclusion in the Board of Directors’ Proxy Statement and form of proxy relating to the meeting. Any stockholder who intends to present a proposal at the Company’s 2008 Annual Meeting of Stockholders without requesting the Company to include such proposal in the Company’s Proxy Statement must notify the Company no later than January 30, 2008, of his, her or its intention to present the proposal. Otherwise, the Company may exercise discretionary voting with respect to such stockholder proposal pursuant to authority conferred on the Company by proxies to be solicited by the Board of Directors of the Company and delivered to the Company in connection with the meeting.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business the Board of Directors intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

John A. Cottingham

Senior Vice President, General Counsel & Secretary

March 7, 2007

Carlsbad, California

PROXY	PROXY

Invitrogen Corporation

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD ON APRIL 19, 2007

David F. Hoffmeister and John A. Cottingham, and each of them acting without the other, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote as designated below, all shares of Common Stock of Invitrogen Corporation (the “Company”) held of record by the undersigned on February 27, 2007, at the Annual Meeting of Stockholders to be held at 8:00 a.m., local time, on Friday, April 19, 2007, at 5781 Van Allen Way, Carlsbad, California 92008, or at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET

FORTH IN THE PROXY STATEMENT.

1.	ELECTION OF DIRECTORS

Nominees: Per A. Peterson, Ph.D., for a two-year term, and Bradley G. Lorimier, Raymond V. Dittamore, and David C. U’Prichard, Ph.D., each for a three-year term.

☐	For all listed nominees (except for nominee(s)	☐	Withhold Authority to vote for the listed nominees.
whose name(s) appear(s) below):

2.	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2007

☐	For	☐	Against	☐	Abstain

Discretionary authority is hereby granted with respect to such other matters as may properly come before the Annual Meeting.

Date:	_________________________________________, 2007
Important: Each joint owner shall sign.		Signature
Executors, administrators, trustees, etc.
should give full title.

The above-signed acknowledges receipt of the Notice of
Annual Meeting of Stockholders and the Proxy Statement
furnished therewith.		Signature (if held jointly)